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                                  EXHIBIT 99.2


                       MARION MERRELL DOW INC. ANNOUNCES
                    AGREEMENT WITH FEDERAL TRADE COMMISSION
                           TO ALLOW MERGER TO PROCEED

KANSAS CITY, Mo., June 27, 1995 - Marion Merrell Dow Inc. today announced that an agreement has been reached with the Federal Trade Commission (FTC) to allow the acquisition of Marion Merrell Dow (NYSE: MKC) by Hoechst Corporation, a wholly owned subsidiary of Hoechst AG.

Under the agreement, the FTC will terminate its waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and will allow the transaction to take place, while the companies will continue to cooperate with the FTC's ongoing review in certain specified areas. During the review period, the companies will be operated separately.

Under definitive agreements announced by the companies on May 4, Hoechst's purchase of the Marion Merrell Dow shares owned by The Dow Chemical Company (approximately 197 million shares, or 71 percent of the outstanding stock) is expected to be completed shortly. The price will be $25.75 per share in cash, or about $5.1 billion.

A special meeting of Marion Merrell Dow shareholders is scheduled for July 18 to vote on the proposed merger, although approval is assured because Hoechst has committed to vote the 71 percent of the shares that it will acquire from Dow in favor of the transaction. An information statement regarding the shareholders' meeting will be sent to Marion Merrell Dow shareholders later this week.

Following the special meeting, the merger will become effective and minority shareholders of Marion Merrell Dow (who own approximately 80 million shares, or 29 percent) will receive letters of transmittal explaining how to obtain payment for their shares. The merger consideration will be $25.75 per share in cash, plus an additional amount based upon a pro rata portion of the regular quarterly dividend depending on the timing of the closing of the merger.

Regulatory authorities in the European Union and Canada had previously indicated they would permit the transaction.